UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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WASHINGTON BANKING COMPANY

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 2, 2013

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Shareholders of Washington Banking Company will be held at the Best Western Harbor Plaza, 33175 State Route 20, Oak Harbor, Washington, on Thursday, May 2, 2013 at 3:00 p.m., to consider and to vote upon the following matters:

1.

ELECTION OF DIRECTORS. To elect the eight nominees named in the attached proxy statement to the Board of Directors to serve one-year terms expiring at the 2014 annual meeting and upon their successors being duly elected and qualified.

2.	NON-BINDING ADVISORY “SAY-ON-PAY” VOTE ON EXECUTIVE COMPENSATION. Advisory approval of the Company’s named executive officer compensation.

3.

NON-BINDING RATIFICATION OF AUDITOR APPOINTMENT. To ratify the Audit Committee’s appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

4.	OTHER BUSINESS. To consider and act upon such other business as may properly be brought before the 2013 Annual Meeting, or any adjournments or postponements thereof.

Only shareholders of record at the close of business on March 1, 2013 are entitled to notice of and to vote at the Annual Meeting, and any adjournments or postponements thereof. Your Board of Directors unanimously recommends that shareholders vote “FOR” each of the Board’s nominees in the election of directors, “FOR” the advisory approval of the Company’s named executive officer compensation, and “FOR” ratification of Moss Adams LLP.

By Order of the Board of Directors

Shelly L. Angus
Corporate Secretary

Oak Harbor, Washington

March 29, 2013

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 2, 2013. A full set of proxy materials, including a copy of the accompanying proxy statement and the annual report to shareholders is available at http://www.edocumentview.com/WBCO.

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY ALSO VOTE BY PHONE OR ON THE INTERNET – PLEASE FOLLOW THE INSTRUCTIONS ON THE PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING, AND ARE THE RECORD HOLDER OF YOUR SHARES (OR HOLD A “LEGAL PROXY” FROM YOUR BROKER) YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY FOLLOWING THE INSTRUCTIONS IN THE ACCOMPANYING PROXY STATEMENT

WASHINGTON BANKING COMPANY

450 SW Bayshore Drive

Oak Harbor, Washington 98277

360-240-6458

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

This Proxy Statement and the accompanying Proxy Card are being first sent to shareholders on or about March 29, 2013, for use in connection with the Annual Meeting of Shareholders of Washington Banking Company (“WBCO” or the “Company”) to be held on Thursday, May 2, 2013 at 3:00 p.m. at the Best Western Harbor Plaza, 33175 State Route 20, Oak Harbor, Washington. Only those shareholders of record of WBCO’s common stock at the close of business on March 1, 2013 will be entitled to notice of and to vote at the Annual Meeting. The number of shares of common stock outstanding and entitled to vote at the Annual Meeting is 15,503,694.

Solicitation

WBCO’s Board of Directors is soliciting your proxy. Giving us your proxy means that you authorize another person or persons to vote your shares of common stock at the Annual Meeting in the manner you direct. The written document you complete is referred to as a Proxy Card or Voting Instruction Form depending on how you own shares.

The costs of solicitation will be borne by the Company. In addition to the use of the mails, solicitation may be made, without additional compensation, by directors, officers and other employees of WBCO or its subsidiary, Whidbey Island Bank (the “Bank”), by telephone, facsimile or personal contact. The Company expects to hire a proxy solicitor for this meeting and estimates the cost to be $5,000. We may reimburse brokers, nominees and similar recordholders for reasonable expenses in mailing proxy materials to beneficial owners.

Voting on Matters before the Annual Meeting

We must have a quorum to conduct any business at the Annual Meeting. A majority of shareholders entitled to vote at the Annual Meeting, represented in person or by proxy, constitutes a quorum. The shares of a shareholder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum. Broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote such shares.

On each matter before the Annual Meeting, including the election of directors, shareholders have one vote for each share of common stock held. The nominees for election as directors who receive the greatest number of votes will be elected directors. Shareholders are not entitled to cumulate their votes in the election of directors. Approval of the ratification of auditors and other matters require the affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote at the Annual Meeting. The advisory votes on auditor ratification and named executive officer compensation are non-binding and the results will be considered by the Board and the Audit or Compensation Committee.

The Company has not received any director nominations from shareholders or timely notice of any shareholder proposals to be considered at the Annual Meeting. Shareholders may submit nominees and matters for a vote only in accordance with SEC rules and the Company’s Bylaws. The Board of Directors does not presently know of any matters to be brought before the Annual Meeting, other than the election of directors, the advisory vote on executive compensation and the ratification of auditors.

With regard to the election of directors, votes may be cast in favor of some or all of the nominees or withheld as to some or all of the nominees. Abstentions may be specified on all proposals except the election of directors. An abstention from voting can have the practical effect of voting against a proposal when a majority vote is required, since the shares which are the subject of the abstention will be considered present and entitled to vote but will not be voted in favor of the proposal.

If shares are held in “street name” through a broker or other nominee (that is, the broker or nominee is treated as the record holder but not the beneficial owner), the broker or nominee is permitted to exercise voting discretion with respect to the ratification of auditors but not with respect to the election of directors or the advisory vote on named executive officer compensation. Thus, if the broker or nominee is not given specific voting instructions by the beneficial owner, shares may be voted on the ratification of auditors by the broker or nominee at their own discretion. However, if your shares are held in street name and neither you nor your broker votes them, the votes will be “broker non-votes” which will have the effect of excluding your vote from the tallies.

For properly executed Proxies received by WBCO in time for the Annual Meeting, the persons named in the Proxy to vote the shares will vote them as instructed, but if no instructions are given it is the intention of the persons named in the Proxy to vote the shares represented by the Proxy: “FOR” each of the nominees for director listed in this Proxy Statement, “FOR” the advisory approval of the Company’s named executive officer compensation, and “FOR” the ratification of auditors.

You may also vote by phone or on the Internet. Please see the instructions on the proxy card that accompanied this Proxy Statement.

Revoking a Proxy

Any Proxy given by a shareholder may be revoked before its exercise (1) by delivery to WBCO’s Secretary of a written notice of revocation, (2) by delivery to WBCO’s Secretary of a subsequently dated Proxy, or (3) at the Annual Meeting prior to the taking of the shareholder vote. If you vote through your broker, please contact your broker to change or revoke your vote.

Counting Votes

The proxy votes will be tabulated by the Company’s transfer agent, Computershare Trust Company. At the Annual Meeting, the votes will be counted and inspected by WBCO’s corporate Secretary, or her designate, who will be appointed by the Company’s Board of Directors as inspector of elections. We will report the voting results in a Form 8-K filed with the SEC within four business days of the Annual Meeting.

Attending the Annual Meeting

All shareholders of record as of March 1, 2013, are welcome to attend the Annual Meeting. If you wish to vote shares you own beneficially at the meeting, you must first request and obtain a “legal proxy” from your broker or other custodian. At the entrance to the meeting, we will verify that your name appears in our stock records or will inspect your brokerage or bank statement and legal proxy as proof of ownership.

Additional Information

If you have questions about the Annual Meeting, submitting your Proxy or if you need copies of materials, please contact our corporate Secretary, Shelly Angus, at 450 SW Bayshore Drive, Oak Harbor, Washington 98277, 360-240-6458.

PROPOSAL 1: ELECTION OF DIRECTORS

WBCO’s Articles of Incorporation as amended, provide for annual elections of directors. Directors are elected to serve a one-year term of office, expiring at the next annual meeting of shareholders and the election of his successor. The Board of Directors has nominated eight incumbent directors for re-election. The nominees for re-election to the Board of Directors are: Rhoda L. Altom, Mark D. Crawford, Deborah J. Gavin, Jay T. Lien, Gragg E. Miller, Anthony B. Pickering, Robert T. Severns, and John L. Wagner. Edward J. Wallgren, having reached the retirement age as determined by a resolution of the Board of Directors, will not stand for re-election. The Company’s Articles provide that the number of directors to be elected by the shareholders shall be not less than five nor more than 12 and that, within such minimum and maximum, the exact number of directors shall be fixed by resolution of the Board of Directors. The Board of Directors has fixed the number of directors at eight, effective immediately upon retirement of Mr. Wallgren.

Each nominee has indicated that he or she is able and willing to serve on the Board of Directors. If any nominee should become unable or unwilling to serve, the Proxy will be voted for such person as is designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any of the nominees will be unable or unwilling to serve.

Information about the Nominees

The address for each of the nominees and all incumbent directors is care of WBCO, 450 SW Bayshore Drive, PO Box 7001, Oak Harbor, Washington 98277. All nominees are presently directors of both WBCO and the Bank.

Rhoda L. Altom	Director since 2013

Ms. Altom, 56, is a real estate investor and manager and has been the President and Managing Member of Milestone Properties and Milestone Managers since 1984. Her company specializes in the acquisition and property management of commercial, retail, apartment, and land projects which are held in partnerships to own and operate properties in the Puget Sound area. A resident of Seattle, Ms. Altom holds a BS degree in Engineering – Construction Management from Washington State University and an Executive Masters in Business Administration from the University of Washington. She is a founder and trustee of several philanthropic associations, including the YWCA Endowment Guild, Washington Women’s Foundation, and Pediatric Brain Tumor Research Fund & PBTRF Guild at Children’s Hospital. Ms. Altom received an Alumni Achievement Award from WSU in 2009. Ms. Altom’s business acumen and strategic management skills, together with her broad experience serving on various boards and committees, bring strong operational and financial experience to the Board.

Mark D. Crawford	Director since 2011

Mr. Crawford, 52, is the president of Smokey Point Concrete, Inc., a position he has held since 1986. He is a board member and past-President of the Washington Aggregate & Concrete Association and is an Advisory Board member for Youth Dynamics, Arlington WA. Mr. Crawford is extremely involved in the community, particularly with youth activities, devoting a lot of time to coaching and attending local sporting events. Mr. Crawford has additional experience in board and committee service for other local entities and he holds a Bachelor of Arts Degree in Business Management from Portland State University. He contributes to the board by drawing on his knowledge of business practices, familiarity with the Snohomish County market, and previous experience as a director.

Deborah J. Gavin	Director since 2013

Ms. Gavin, 57, was employed by the Boeing Company for over 20 years and retired from the position of Vice President of Finance and Controller in 2010. Ms. Gavin served as an Undergraduate and Graduate Adjunct Accounting Faculty with City University, Seattle and was a Management Consultant for Deloitte. Prior to her employment with Boeing, Ms. Gavin was a Special Agent with the US Department of Treasury. Ms. Gavin is a Certified Public Accountant in the State of Washington. She holds a Bachelor of Science degree in Business from the State University of New York College at Buffalo and an MBA in Finance from Seattle University. Ms. Gavin is currently a board member of the Washington Business Alliance. Her extensive financial background, leadership skills, and depth of public company knowledge provide the Board and Audit Committee with valuable expertise.

Jay T. Lien	Director since 1987

Mr. Lien, 69, has been the president of a real estate company since 1986. He is currently the President of Saratoga Passage LLC, a real estate company that was established in 2004. Mr. Lien served as Chairman of the Board of WBCO and the Bank from September 1998 until April 2001. In addition to providing diversity in geographic representation through his activity on Camano Island and in San Juan County, Mr. Lien’s experience in the real estate industry and as a business owner provides specialized knowledge of the Bank’s market areas and real estate economic conditions. A significant portion of the Bank’s lending activity is in commercial real estate and an understanding of real estate in each of our primary markets is essential to our loan review process.

Gragg E. Miller	Director since 2009

Mr. Miller, 61, is the Principal Managing Broker of Coldwell Banker Bain realtors in Bellingham and has held a principal position at the same realty firm since 1978. Mr. Miller holds a Bachelor’s Degree from the University of Washington. He has attended numerous professional institutes in the real estate field and was honored with the Lifetime Achievement Award from the Whatcom County Board of Realtors in 2006. Mr. Miller has extensive community relations experience, with involvement in civic and business organizations in Bellingham. He brings to the board a specialized knowledge of the real estate industry, with a focus in Whatcom County, and experience in overseeing a growing company.

Anthony B. Pickering	Director since 1996

Mr. Pickering, 65, owned Max Dale’s Restaurant and Stanwood Grill from 1983 and 2001, respectively, until 2008. He holds a Bachelor’s Degree in Mathematics from Washington State University. He is a past-President of the Skagit Valley Hospital Foundation and previously served as a Trustee for the Washington State University Foundation Board of Trustees and on the board of the Economic Development Association of Skagit County. Mr. Pickering currently serves as Chairman of the Board of WBCO and the Bank, on the board of directors of the Skagit Preschool and Resource Center and the Skagit Regional Public Facilities District. Mr. Pickering’s reputation as a well-respected member of the Skagit County community, including Mount Vernon citizen of the year, and his prior board experience bring leadership qualities to the board. Mr. Pickering’s business background gives him experience in financial literacy, human resources management, and community relations.

Robert T. Severns	Director since 2010

Mr. Severns, 62, has been in the title insurance business for over 40 years. From 1999, he was the President of Chicago Title Insurance Company/ Island Division, Oak Harbor until retiring to part-time status in 2011. He served on the Island Title Company Board of Directors for 15 years and served on the Board for Land Title of Kitsap and Mason Counties for four years. Mr. Severns serves as an Oak Harbor City Council member. He holds a Bachelor of Arts Degree in Administrative Management from Central Washington University, and has varied experience in board and committee memberships at local and state levels. Mr. Severns brings to the board a specialized knowledge of the title insurance industry, extensive community involvement, and a considerable amount of experience as a director.

John L. Wagner	Director since 2007

Mr. Wagner, 69, has been the President and Chief Executive Officer of WBCO since October 2008 and was the President and Chief Executive Officer of the Bank from April 2007 through December 2011. He joined the Bank in 1999 as Senior Vice President and Regional Manager in Whatcom County. In 2002, Mr. Wagner was selected to oversee branch administration and was promoted to COO in 2004. Mr. Wagner has a broad background in banking and international finance as well as comprehensive administrative experience as former President of Bank of Washington in Bellingham, Washington. Mr. Wagner has extensive experience regarding the operations and products of the Company, gained through his position as President of the Company and his prior operations experience with the Bank. He brings to the Board specialized knowledge of the banking and financial services industries, extensive experience in human resources management, and community relations experience.

Board Recommendation

The Board of Directors recommends a vote “FOR” the nominees.

Retiring Director:

Edward J. Wallgren	Director since 1991

Mr. Wallgren, 74, has been the President of Island O.K. Tires, Inc. since 1968. Island O.K. Tires, Inc. is currently the owner of one Les Schwab Tire store in northwestern Washington. Mr. Wallgren served as Chairman of the Board of WBCO and the Bank from February 1996 until September 1998. As a longtime business owner, Mr. Wallgren has experience in managing a growing company, as well as having human resources experience through his management of large numbers of employees at various locations. Mr. Wallgren lives and is active in the Island County business community, home to the Bank’s headquarters. As a community banking organization, local business relationships are important to the continued success of the company.

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), and SEC rules, require us to periodically provide shareholders the opportunity to vote, on a non-binding advisory basis, on compensation of named executive officers, often referred to as a “Say-On-Pay” vote. We have elected to provide shareholders the opportunity to do so annually. At the Annual Meeting, shareholders will be asked to vote on the following advisory resolution, to approve executive compensation:

“RESOLVED, that the shareholders approve the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the executive compensation tables and accompanying narrative disclosure in this Proxy Statement.”

We believe our compensation practices are strongly aligned with the long-term interests of shareholders. The Say-On-Pay vote is advisory and will not be binding upon the Board of Directors. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

The Board of Directors recommends that you vote “FOR” the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL 3: RATIFICATION OF AUDITOR APPOINTMENT

The Audit Committee selected the firm of Moss Adams LLP (“Moss Adams”), the Company’s independent auditors for the year ended December 31, 2012, to act in such capacity for the fiscal year ending December 31, 2013, and recommends that shareholders vote in favor of ratification of such appointment. There are no affiliations between the Company and Moss Adams, its partners, associates or employees, other than those which pertain to the engagement of Moss Adams in the previous year (i) as independent auditors for the Company and (ii) for certain pre-approved consulting services. Moss Adams has served as the Company’s independent auditors since 2002.

Shareholder approval of the selection of Moss Adams as the Company’s independent auditors is not required by law, the Company’s bylaws or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work and the independent auditors. The Audit Committee will consider the results of the shareholder vote on this proposal and, in the event of a negative vote, will reconsider its selection of Moss Adams. However, the Audit Committee is not bound by the shareholder vote.

Even if Moss Adams’ appointment is ratified by the shareholders, the Audit Committee may, in its discretion, appoint a new independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders. A representative of Moss Adams is expected to attend the Annual Meeting and that representative will have the opportunity to make a statement, if they desire to do so, and to answer appropriate questions.

Board Recommendation

The Board of Directors recommends a vote “FOR” the ratification of Moss Adams as independent auditor.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information with respect to beneficial ownership of WBCO’s common stock by (a) each director as of March 1, 2013; (b) the Company’s executive officers as of March 1, 2013; (c) all directors and executive officers as a group as of March 1, 2013 and (d) all shareholders known by WBCO to be the beneficial owners of more than 5% of the outstanding shares of WBCO common stock as of the date indicated in filings by such owners with the SEC. Except as noted below, WBCO believes that the beneficial owners of the shares listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares. The percentages shown are based on the number of shares of WBCO common stock deemed to be outstanding, under applicable regulations (including options exercisable and RSUs vesting within sixty days of the record date). WBCO has one outstanding class of securities – common stock.

	Shares Beneficially Owned at March 1, 2013
Name	Number		Percentage of Outstanding Common Stock
John L. Wagner,	95,475	(1)	*
Director, President and CEO
Bryan McDonald,	20,542	(2)	*
President and CEO/ Whidbey Island Bank
Richard A. Shields,	45,778	(3)	*
Executive Vice President and Chief Financial Officer
George W. Bowen,	1,333		*
Executive Vice President and Chief Banking Officer
Edward Eng,	2,100		*
Executive Vice President and Chief Administrative Officer
Daniel E. Kuenzi,	6,157	(4)	*
Executive Vice President and Chief Credit Officer
Rhoda L. Altom, Director	0		*
Mark D. Crawford, Director	667		*
Deborah J. Gavin, Director	0		*
Jay T. Lien, Director	71,653	(5)	*
Gragg E. Miller, Director	16,658		*
Anthony B. Pickering, Director	58,435	(6)	*
Robert T. Severns, Director	5,249		*
Edward J. Wallgren, Director	202,728	(6)	1.3%
Directors and executive officers as a group (14 persons)	526,775	(7)	3.4%

Name and Address
Jacobs Asset Management, LLC / Sy Jacobs	1,172,032	(8)	7.6%
11 East 26 Street
New York, NY 10010

The Banc Funds Company, LLC	935,652	(9)	6.0%
20 North Wacker Dr, Suite 3300
Chicago, IL 60606

Endicott (10)	906,800	(11)	5.8%
360 Madison Ave, 21st Floor
New York, NY 10017

*	Represents less than 1.0%
(1)	Includes 15,123 shares issuable upon exercise of options: 12,000 are exercisable at $9.11 per share, 496 are exercisable at $14.60 per share, and 2,627 are exercisable at $15.98 per share.

(2)	Includes 6,194 shares issuable upon exercise of options: 5,000 are exercisable at $9.11 per share, and 1,194 are exercisable at $15.98 per share.
(3)	Includes 17,623 shares issuable upon exercise of options: 14,500 are exercisable at $9.11 per share, 496 are exercisable at $14.60 per share and 2,627 are exercisable at $15.98 per share.
(4)	Includes 3,717 shares issuable upon exercise of options: 2,000 are exercisable at $9.11 per share, 1,000 are exercisable at $15.77 per share and 717 are exercisable at $15.98 per share.
(5)

Includes 2,925 shares issuable upon exercise of options, and 700 shares owned by Dan Garrison, Inc. Profit Sharing Plan, for which Mr. Lien is the Trustee. Of the 2,925 option shares, 1,162 are exercisable at $14.60 per share and 1,763 are exercisable at $15.98 per share.

(6)	Includes 2,925 shares issuable upon exercise of options: 1,162 are exercisable at $14.60 per share and 1,763 are exercisable at $15.98 per share.
(7)	Includes 51,432 shares issuable pursuant to options exercisable within 60 days of the date of this table at exercise prices ranging from $9.11 to $15.98 per share.
(8)	Based on information set forth in Schedule 13G/A filed with the SEC on February 14, 2013.
(9)	Based on information set forth in Schedule 13G/A filed with the SEC on February 11, 2013.
(10)

Endicott includes: Endicott Opportunity Partners II LP, Endicott Opportunity Partners III LP, W.R. Endicott IIP, LLC, W.R. Endicott III LLC, Endicott Management Company, and Messrs. Wayne K. Goldstein and Robert I. Usdan, Managing Members.

(11)	Based on information set forth in Schedule 13G/A filed with the SEC on February 14, 2012.

CORPORATE GOVERNANCE

Information regarding the Board and its Committees

The Board has determined that all non-management directors of the Company are “independent” as that term is defined in The Nasdaq Global Select Market listing requirements. In determining independence of directors, the Board considered the responses to annual Director & Officer Questionnaires that indicated no “related party transactions” as that is defined between the directors and the Company or the Bank other than routine banking transactions with Bank. The Board also considered the lack of any other reported transactions or arrangements; directors are required to report conflicts of interest and transactions pursuant to our Code of Conduct.

The Company’s non-management directors meet in executive session, without management present, on a regular basis. The Board of Directors of WBCO has established standing committees, including an Audit Committee, a Compensation Committee and a Corporate Governance / Nominating Committee. Only non-management, independent directors serve on such committees. The table below shows current membership for each of the standing Board committees.

Audit Committee	Compensation Committee	Corporate Governance / Nominating Committee
Rhoda L. Altom Mark D. Crawford Deborah J. Gavin Gragg E. Miller* Anthony B. Pickering Edward J. Wallgren	Mark D. Crawford Deborah J. Gavin Jay T. Lien Anthony B. Pickering Robert T. Severns* Edward J. Wallgren	Rhoda L. Altom Jay T. Lien* Gragg E. Miller Anthony B. Pickering Robert T. Severns

*	Committee Chairman

Audit Committee. The Audit Committee reviews and approves the services of our independent auditors; reviews the plan, scope, and audit results of our internal auditors and independent auditors; and reviews the examination reports of bank regulatory authorities. The Audit Committee also reviews the Company’s annual and other reports filed with the Securities and Exchange Commission (“SEC”) and the annual report to WBCO shareholders. Each of the Audit Committee members is independent of management within the meaning of currently applicable SEC rules and the Nasdaq Global Select Market listing requirements.

The Board of Directors reviews the criteria for a “financial expert” under applicable rules on an annual basis, typically after the shareholders’ election of directors. Based on its review of the criteria in 2012, the Board selected Mr. Miller to serve as audit committee financial expert until the next annual review. The Company’s Board of Directors has adopted a written charter for the Audit Committee which is available on our web page, www.wibank.com. The document can be accessed by clicking on the “Investor Relations” tab and then the “Governance” tab. There were four meetings of the Audit Committee during 2012 and each of the Audit Committee members serving in 2012 attended at least 75% of the meetings.

Compensation Committee. The Compensation Committee is responsible for establishing and monitoring compensation programs, and for evaluating the performance of executive officers of WBCO and its subsidiaries. Each of the Compensation Committee members is independent within the meaning of currently applicable SEC rules and the Nasdaq Global Select Market listing requirements. The Company’s Board of Directors has adopted a written charter for the Compensation Committee, which is posted on the Company’s website, www.wibank.com. The document can be accessed by clicking on the “Investor Relations” tab and then the “Governance” tab. During 2012, there were three meetings of the Compensation Committee and each of the Compensation Committee members serving in 2012 attended at least 75% of the meetings.

Corporate Governance / Nominating Committee. The Corporate Governance / Nominating Committee performs a critical role in guiding the Company’s strategic direction and oversees the management of the Company, as well as performing the functions of a nominating committee. Board candidates, including directors up for re-election and potential candidates recommended by shareholders, are considered based upon various criteria, such as business and professional skills and experiences, banking experience, concern for long-term interests of the shareholders, personal integrity, freedom from conflicts of interest, sound business judgment, community involvement and time available to devote to board activities. The committee considers the attributes and experience of retiring directors when seeking nominees. The committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees, although the committee’s objective is to create a corporate Board comprised of a diverse blend of people who possess individual skills and knowledge that contribute to the effectiveness of the Board as a whole.

Historically, the committee identified nominees for director through recommendations of directors, executive officers, and shareholders. During 2012, the committee recommended that the Board engage the services of a search company to locate potential candidates. The process was successful, with two of the current directors having been identified by the search company, and it is reasonable that the Board would consider paying for like services at some point in the future.

The Corporate Governance / Nominating Committee is comprised solely of directors who are independent within the meaning of currently applicable SEC rules and the Nasdaq Global Select Market listing requirements. The Company’s Board of Directors has adopted a written charter for the Corporate Governance / Nominating Committee, which is posted on the Company’s website, www.wibank.com. The document can be accessed by clicking on the “Investor Relations” tab and then the “Governance” tab. During 2012, the Corporate Governance / Nominating Committee met four times and each committee member serving in 2012 attended at least 75% of the meetings.

Board of Directors Meetings. There were 11 meetings of the Board of Directors of the Company during 2012. All directors serving in 2012 attended at least 75% of the total meetings of the Board in 2012.

Board Leadership Structure

The Board of Directors, in its discretion, may elect a Chairman of the Board. The Chairman leads the board and presides at all Board meetings, and is responsible for delivery of information for the Board’s informed decision-making.

Based upon the structure that we believe best serves the interests of the Company and its shareholders, the Board determines whether the role of the Chairman of the Board and the Chief Executive Officer should be held by one individual or should be separated. Currently, the Chairman of the Board is an independent director.

The Board’s Role in Risk Oversight

Throughout the year, the Board assesses the primary operational and regulatory risks facing the Company and the Bank. In their discussions, the Board considers the relative magnitude of the risks, the likelihood of the risks coming to fruition, and reviews the plans that management has to mitigate those risks. The Audit Committee, which is responsible for the oversight of the Bank’s internal auditor and the Bank’s independent auditors, meets directly with those auditors at various times during the course of the year, reports to the entire Board on the risks discussed in its committee meetings and management’s plans and progress in the supervision and control of those risks.

The Company has a Risk Management Committee comprised of representatives from each operating area of the Bank. The primary purpose of the committee is to review financial and operating risks, identify potential new risks and evaluate the effectiveness of the bank’s risk management process. The committee is chaired by the internal auditor, who provides periodic reports to the Board of Directors regarding the committee’s assessments of risks.

The Board will continue to review and approve or modify the level of risk that is acceptable, monitor the status of significant risks and the responses thereto, evaluate the status of new initiatives to identify and control risks, and monitor the enterprise risk management strategy and infrastructure.

Director Attendance at Annual Meeting

It is the Company’s policy that the directors who are up for election at the Annual Meeting attend the meeting. All directors who were up for election at the 2012 Annual Meeting attended the meeting.

Communications with Directors

The Board provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send communications to the attention of the Company’s Secretary, Shelly Angus, Washington Banking Company, 450 SW Bayshore Drive, P.O. Box 7001, Oak Harbor, Washington 98277. All communications will be compiled by the Secretary and submitted to the Board or the individual director on a periodic basis.

Shareholder Recommendations for Director Nominees and Nominations by Shareholders

The Board will consider candidates recommended by security holders, and the Company also accepts shareholder nominations made in accordance with the Company’s Bylaws. Recommendations by shareholders are duly considered by the Board or Corporate Governance / Nominating Committee and the committee does not have a specific policy unique to the consideration of director candidates recommended by security holders. The committee does not feel a policy is necessary as it applies the same analysis to all candidates. Shareholders interested in making a recommendation of a potential candidate should follow the procedure for Board communications described above, and the Secretary will forward the recommendation to the Board or the committee. The committee believes that qualified candidates have a combination of one or more of the following: business and professional skills and experience, banking experience, concern for long-term interests of the shareholders, personal integrity, freedom from conflicts of interest, sound business judgment, community involvement, and time available to devote to board activities.

The Company’s Bylaws require that shareholder nominations for the 2013 Annual Meeting of Shareholders, if any, must be made in writing not less than 14 nor more than 50 days prior to the Annual Meeting, and must be delivered or mailed to the Chairman of WBCO. However, if less than 21 days’ notice of the Annual Meeting is given to shareholders, the notification must be mailed or delivered to the Chairman not later than the close of business on the seventh day following the day on which notice of the Annual Meeting was mailed. Such notification must contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of stock of WBCO that will be voted for each proposed nominee; (d) the name and address of the notifying shareholder; (e) the number of shares of stock of WBCO owned by the notifying shareholder; and (f) whether the nominee has agreed to serve if elected. Nominations not made in accordance with the above requirements may be disregarded by the Chairman of the Annual Meeting, in his discretion, and upon the Chairman’s instruction, the inspector of elections and vote tabulator may disregard all votes cast for such a nominee.

There have been no material changes to the procedures by which shareholders may recommend nominees to our board of directors since our procedures were disclosed in the proxy statement for the 2012 Annual Meeting.

EXECUTIVE OFFICERS

The following table sets forth certain information about the Company’s executive officers, referred to in this proxy statement as the “Named Executives”:

Name	Age	Position	Has Served as an Executive Officer of the Company or Bank Since
John L. Wagner	69	President and Chief Executive Officer/ Washington Banking Company	2004

Bryan McDonald	41	President and Chief Executive Officer/ Whidbey Island Bank	2010

Richard A. Shields	53	Executive Vice President and Chief Financial Officer	2004

George W. Bowen	64	Executive Vice President and Chief Banking Officer	2012

Edward Eng	50	Executive Vice President and Chief Administrative Officer	2012

Daniel E. Kuenzi	48	Executive Vice President and Chief Credit Officer	2012

John L. Wagner. Mr. Wagner has been the President and Chief Executive Officer of WBCO since October 2008 and was the President and Chief Executive Officer of the Bank from April 2007 through December 2011. He joined the Bank in 1999 as Senior Vice President and Regional Manager in Whatcom County. In 2002, Mr. Wagner was selected to oversee branch administration and was promoted to COO in 2004. Mr. Wagner has an extensive background in banking and international finance as well as comprehensive administrative experience as former President of Bank of Washington in Bellingham, Washington.

Bryan McDonald. Mr. McDonald was promoted to President and Chief Executive Officer of the Bank as of January 1, 2012. Mr. McDonald joined the Bank in 2006 as Commercial Banking Manager and he served as Senior Vice President and Chief Operating Officer of the Bank from April 1, 2010 until his promotion to Executive Vice President on August 26, 2010. Mr. McDonald has been serving in the banking industry since 1994, including in regional commercial lending management roles since 1996 for Washington Mutual and Peoples Bank.

Richard A. Shields. Mr. Shields is the Executive Vice President and Chief Financial Officer of the Company and the Bank. Mr. Shields joined the Bank in 2004 and has over 20 years of experience in various accounting-related positions with Pacific Northwest-based banks. From November 1998 until October 2004, he was the Vice President and Controller at a bank in the Pacific Northwest that grew substantially both organically and through multiple acquisitions.

George W. Bowen. Mr. Bowen was promoted to Executive Vice President and Chief Banking Officer effective January 1, 2012. Mr. Bowen’s responsibilities include overseeing retail, mortgage, and commercial customer-related business lines. He has over 40 years experience in commercial lending, retail banking, and various management positions. Mr. Bowen has an MBA from Western Washington University. Prior to joining Whidbey Island Bank in 2010, Mr. Bowen was Senior Executive Vice President and Chief Lending Officer at a bank in Whatcom County, a position he held from 1996 to 2010.

Edward Eng. Mr. Eng was promoted to Executive Vice President and Chief Administrative Officer effective January 1, 2012 and has responsibility over the Bank’s backroom support functions and project management. Mr. Eng is a CPA with an MBA from the University of Washington. In addition to experience in public accounting, he has 22 years of banking experience covering accounting, finance, technology, M&A, loan operations, and compliance. Mr. Eng was the Division Finance Officer within the commercial banking group of Washington Mutual from 2005 to 2009. He worked as an independent consultant during 2009 and 2010. The Bank engaged him for consulting services in 2010 prior to Mr. Eng accepting the FDIC Loss Share Reporting and Accounting Manager position with the Bank in December 2010.

Daniel E. Kuenzi. Mr. Kuenzi took over as Executive Vice President and Chief Credit Officer on January 1, 2012 following the retirement of Joseph Niemer. Mr. Kuenzi started with Whidbey Island Bank in 2007 as a Commercial Banking Team Leader, then a Region Manager, and transitioned into the role of Senior Credit Administrator in 2010. Mr. Kuenzi has accumulated 23 years of commercial credit, lending, and management experience through his positions at Wells Fargo Bank, Washington Mutual Bank, US Bank and Whidbey Island Bank.

All officers are elected by the Board of Directors for one year terms or until their successors are appointed and qualified. Mr. Wagner has a Salary Continuation Plan with the Company and the Bank. Each of the other Named Executives has an employment agreement with the Company or the Bank. See the narrative discussion following the Summary Compensation table below.

Section 16(a) Beneficial Ownership Reporting Compliance

WBCO is a reporting company under the Exchange Act. Section 16(a) of the Exchange Act, and the rules promulgated thereunder, require directors, officers, greater than 10% shareholders, and certain other key personnel (the “Reporting Persons”) to report their ownership and any change in ownership of WBCO securities to the SEC. Based solely upon our review of (i) Forms 3, 4 and 5 that we filed on behalf of directors and executive officers, or received from them with respect to the fiscal year ended December 31, 2012, and (ii) their written representations that no Form 5 is required, we believe that all reporting persons made all required Section 16 filings with respect to the 2012 fiscal year on a timely basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the Company’s compensation philosophy and the process that the Compensation Committee undertakes, and factors it considers, in determining appropriate compensation for executives. The Compensation Committee is responsible for establishing and monitoring compensation programs, and for evaluating the performance of executive officers of WBCO and its subsidiaries. Any action taken by the Compensation Committee is reported to the Board at the next Board of Directors meeting with the Compensation Committee’s recommendation, and the Board considers recommended compensation plans and arrangements with executives. The Compensation Committee consists of directors who are independent under NASDAQ and SEC definitions, and the committee operates under a charter available on our web site.

The Chief Executive Officer is actively involved in the compensation process as he recommends, when appropriate, salaries, incentives and awards for other executive officers to the Compensation Committee. The Compensation Committee, however, ultimately reviews and approves individual executive officer salaries, incentives, bonuses, stock option grants and other equity-based awards.

The Compensation Committee considered the results of the 2012 annual say-on-pay vote with over 97% voting to approve executive compensation.

Compensation Philosophy. The Compensation Committee believes that compensation of executive officers and other key personnel should reflect and support the Company’s goals and strategies and should attract and retain employees who are critical to the Company’s long-term success.

Principles guiding the compensation philosophy include:

•	providing a competitive salary;

•	maintaining flexibility within the compensation programs to adapt to changes, such as the local competitive environment or recruiting conditions; and

•	providing incentive compensation to reward performance, align employee and corporate goals, and retain key members of senior management.

The Company has historically emphasized cash incentives for performance and equity-based compensation as a long term retention tool and an additional tie to the long-term success of WBCO. Cash incentives were historically awarded to create a close link between the interests of employees and shareholders by rewarding growth in assets and earnings while maintaining good asset quality. The Compensation Committee believes that cash incentives, either pursuant to a plan linked to specific goals or in the Board’s discretion based on the Company’s profitability and individual annual performance, are an important part of the Company’s compensation program. In addition, the Compensation Committee considered retirement benefits for the Chief Executive Officer as an important element of a competitive compensation package that also serves as a retention tool and anticipates that it will continue to emphasize both cash incentive and equity-based compensation in the future. In 2010 the Company completed a comprehensive review of the Chief Executive Officer’s compensation package, working with a compensation consultant to design equity awards and a retirement benefit that both complied with TARP and met Company goals for the Chief Executive Officer’s compensation. As a result, the Company and the Bank entered into the Salary Continuation Plans with Mr. Wagner described in the section entitled Retirement Agreement for Mr. Wagner.

Review of Risk Associated With Compensation Plans. The Compensation Committee reviews incentive plans on an annual basis to determine appropriate awards for the prior year and to make adjustments for the current year’s incentives and award levels. Historically, incentive compensation plans have included provisions that enable adjustment for the final scoring and payments based on audited results and other factors. Although cash-based incentive plans were not in effect during 2012, the Company expects to utilize such plans in future years.

All members of the Compensation Committee are provided information regarding the Company’s financial performance and they use this information when reviewing and approving incentive payouts to the Named Executives. The Board regularly receives reports about key credit measures and steps undertaken by management to address credit risk and discourage excessive or unnecessary risk-taking.

The Compensation Committee meets with senior risk officers of the Company to review incentive compensation plans for all employees, and concluded that those plans in effect in 2012 did not present risks that were reasonably likely to have a material adverse effect on the Company, encourage earnings manipulation or expose the Company to unnecessary risk. The Company continued to suspend cash incentive-based compensation plans for all employees in 2012 with the exception of the real estate department employees, none of whom are Named Executives. All but two real estate loan officers received incentive-based compensation for originating mortgages; the remaining two received commission-based compensation for mortgage originations. Risk related to incentive and commission based compensation to loan officers is mitigated through internal audits and the fact that loans are sold into the secondary market and must meet certain conditions for sale.

Compensation Programs and 2012 Compensation Decisions. For 2012, WBCO’s compensation program included competitive salaries and benefits and also opportunities for employee ownership of WBCO common stock through a stock incentive plan. In October 2011, the Company worked with Matthews, Young – Management Consulting to complete a report of compensation data of regional bank holding companies with total assets between $1.3 billion and $3.1 billion (AmericanWest Bancorp, BOFI Holding Inc, Cascade Bancorp, Cascade Financial Corp, Center Financial Corp, Cobiz Financial Inc., Farmers & Merchants Bancorp, First California Financial Group, First Financial Northwest, First Regional Bancorp, Guaranty Bancorp, Hanmi Financial Corp, Heritage Commerce Corp, Horizon Financial, PremierWest Bancorp, Provident Financial, Sierra Bancorp, Temecula Valley Bancorp, Trico Bancshares, United Western Bancorp and West Coast Bancorp) and, because of the number of regional bank holding companies that were not profitable, a report of compensation data of profitable bank holding companies with assets between $1.3 billion and $2.5 billion that were not limited to the western region of the United States (Alliance Financial, Camden National Corp, Canandaigua Financial Corp, Cardinal Financial Corp, Enterprise Bancorp, ESB Financial Corp, Farmers & Merchants Bancorp, First Financial Corp, First Long Island Corp, Hills Bancorporation, Horizon Bancorp, Merchants Bancshares, NASB Financial Inc, Northfield Bancorp Inc, Oceanfirst Financial Corp, Rockville Financial Inc, S Y Bancorp Inc, Sierra Bancorp and Trico Bancshares). In 2012, the consultant reported that there had not been sufficient change in market data to warrant a new study and data from the October 2011 review remained relevant.

In determining compensation packages for individual executives, the Compensation Committee considers WBCO’s overall performance, as measured by attainment of strategic and budgeted financial goals and prior performance. The Compensation Committee also reviews generally available peer data and industry surveys of compensation for comparable positions with similar institutions in the State of Washington, the Pacific Northwest and the United States. Industry surveys, and in 2012 the information from the consultant’s report, are used as one element in determining the competitiveness of the compensation of the Company’s executives.

The Compensation Committee does not target a specific percentage, or benchmark, of peers or survey data. It is not anticipated that the limitations on deductibility, under the Internal Revenue Code Section 162(m), of compensation to any one executive that exceeds $1,000,000 in a single year will apply to WBCO or its subsidiaries in the foreseeable future. In the event that such limitation would apply, the Compensation Committee will analyze the circumstances presented and act in a manner that, in its judgment, would be in the best interests of the Company. This may or may not involve actions to preserve deductibility.

Components of WBCO’s compensation programs for Named Executives are as follows:

Base Salary and Bonus. Salary levels of executive officers are designed to be competitive within the banking industry. In setting competitive salary ranges, the Compensation Committee works with management to periodically evaluate current salary levels of other financial institutions with size, lines of business, geographic locations and market place position similar to WBCO’s based on the peer data and industry surveys described above, as well as the consultant’s report in 2012. The Compensation Committee does not use a targeted benchmark, or other formula, to establish salaries. The Chief Executive Officer provides recommendations for the base salaries of the Company’s other Named Executives. The Compensation Committee reviews and approves or disapproves such recommendations. Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to salaries are based on the Compensation Committee’s assessment of the individual’s performance. From time to time, the Company considers discretionary cash bonuses unrelated to incentive plans and paid such a bonus to employees in December 2012 based on individual and Company performance. Bonuses for the Named Executives were paid at 10% of base salary and are reflected on the Summary Compensation Table later in this proxy statement.

Cash Incentive Plan Awards. The Compensation Committee and the Board decided to continue to suspend cash incentive plans for 2012 based on actual 2011 and budgeted 2012 profit levels.

Stock Option and Other Stock-Based Compensation. Equity-based compensation is intended to more closely align the financial interests of WBCO’s executives with long-term shareholder value and to assist in the retention of executives who are key to the success of WBCO and Whidbey Island Bank. Equity-based compensation generally has been in the form of incentive stock options and restricted stock awards pursuant to existing stock plans. Grants of equity awards are based on the performance of WBCO and various subjective factors relating primarily to the responsibilities of individual executives and their expected future contributions to the Company. WBCO’s general practice has been to award a higher number of RSUs to officers with greater responsibilities.

The Compensation Committee determines from time to time which of the Named Executives, if any, will receive stock awards and determines the number of shares subject to each grant, considering the value of such grants at the time of the award. Recommendations for awards to other officers are made by executive management to the Compensation Committee. Stock awards are entirely discretionary. During 2012, the Committee granted a restricted stock unit award (“RSU”) for 10,656 units to the CEO as part of the equity portion of the compensation package implemented in 2010. Following review and discussion of management’s recommendation for the number of RSUs to officers other than the CEO, and after considering the compensation study for specified officers and assessing the competitiveness of its compensation within the industry, the Committee approved awards for the other executive officers (16,000 RSUs for five executives) and an additional award of 6,000 RSUs to the CEO, consistent with the total to each of the other Named Executives. The grants are reflected in the Summary Compensation Table and the Grants of Plan-Based Awards table later in this proxy statement.

Stock options are granted at the closing price of the Company’s Common Stock as reported on NASDAQ on the date of the grant. The majority of the awards granted by the Committee vest at a rate of equal percentages per year over three- to five-year periods, although the Stock Plan has provisions for exceptions in the case of certain terminations of employment or extraordinary events. Individual vesting periods of awards are determined by the Compensation Committee and may, at the Committee’s discretion, be considered independently from other awards.

Equity-based compensation generally has been in the form of incentive stock options, restricted stock unit awards and restricted stock awards pursuant to shareholder approved stock incentive plans, including the current 2005 Stock Incentive Plan. The plans are designed to provide a form of incentive compensation that promotes high performance and achievement of corporate goals by directors and employees, encourages the growth of shareholder value, and allows employees to participate in the long-term growth and profitability of the Company.

Hiring Incentives. The Company considers hiring bonuses as an effective leverage point in attracting executive talent. Bonuses may be used as an incentive to an executive candidate to provide compensation in lieu of forfeited benefits from a previous employer in an effort to promote acceptance of a job offer from WBCO. Discretion is used in determining the amount of the hiring bonus to be offered, based, in part, on the amount and type of compensation forfeited, negotiated individual requirements, and common industry practices. The Compensation Committee reviews hiring bonus incentives. During 2012, no hiring bonuses were paid to the Named Executives.

In connection with the hiring of a new executive and consistent with industry practices, the Company may offer cash assistance to move household goods in the event that relocation is necessary. In addition, the Company may pay costs of housing and utilities for a short period of time after employment to allow time for relocation, or for a longer period in cases where the executive is not relocating permanently. Type and amount of relocation expenses will vary recognizing different recruiting conditions.

Deferred Compensation Plan. In December 2000, the Bank approved the adoption of an Executive Deferred Compensation Plan (“Comp Plan”) to take effect January 2001, under which select participants may elect to defer receipt of a portion of eligible compensation. In December 2007, the Bank’s Board of Directors approved a resolution to suspend the Comp Plan effective January 1, 2008 and no contributions were allowed during calendar year 2008 due to the then-pending merger. The Comp Plan was reinstated and new contributions were permitted beginning January 2009.

The following is a summary of the principal provisions of the Comp Plan:

Purpose. The purpose of the Comp Plan is to (1) provide a deferred compensation arrangement for a select group of management or highly compensated employees within the meaning of Sections 201(2) and 301(a)(3) of ERISA and directors of the Bank, and (2) attract and retain the best available personnel for positions of responsibility with the Bank and its subsidiaries. The Comp Plan is an unfunded deferred compensation agreement. Participation in the Comp Plan is voluntary and available to the Company’s executive officers, senior vice presidents, and directors.

Contributions and Earnings. Eligible compensation for executives includes 25% of salary and 50% of annual cash incentive award. In no event may a participant’s total deferral reduce his taxable income to an amount less than the Social Security Wage Base in any calendar year. Participants may change their deferral election only during the annual open enrollment period, but may request a change in their investment strategy as often as monthly. The Bank retains the deferrals and credits a bookkeeping account in the participant’s name. Earnings accumulate on a tax-deferred basis and are based on the participant’s election of an investment index including various mutual funds. A third-party service provider tracks the contributions and earnings; the Bank audits the reports and provides periodic statements of account activity and balance information to individual participants.

Source of Benefits. Benefits under the Comp Plan are payable solely by the Bank. To enable the Bank to meet its financial commitment under the Comp Plan, assets may be set aside in a corporate-owned vehicle. These assets are available to all general creditors of the Bank in the event of the Bank’s insolvency. Participants of the Comp Plan are unsecured general creditors of the Bank with respect to the Comp Plan benefits.

Deferrals under the Comp Plan may reduce compensation used to calculate benefits under the Bank’s 401(k) Plan. To the extent applicable, it is intended that the Comp Plan and any awards made under the Comp Plan comply with the requirements of Section 409A of the Internal Revenue Code. Any provision that would cause the Comp Plan or any award to fail to satisfy Section 409A will have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

Distributions. In-service distributions are allowed. The participant may take a lump sum distribution by January 20th of a chosen year at least two years after the deferral unit is complete. The participant may also apply for an in-service distribution in the event of a financial hardship.

If a participant in the Comp Plan terminates employment for a reason other than retirement, the account balance will be paid in a lump sum distribution. Upon retirement, the participant will receive a lump sum distribution or annual installments over a 5, 10 or 15 year period, depending on the option chosen at the time of enrollment.

In the event of death of a participant prior to distribution, the participant’s beneficiary will receive the balance of the account.

Chief Executive Officer Compensation. In 2010, the Compensation Committee completed a multi-year process that involved a review of Mr. Wagner’s compensation package. Due to the change in circumstances following a terminated merger in 2008 and the Board’s desire to retain Mr. Wagner’s employment, the Compensation Committee began to discuss retirement benefits and stock awards for Mr. Wagner to approximate the amount of change in control termination benefit he expected with his retirement – approximately $900,000. With the assistance of Bank Compensation Consulting, the Company and the Bank entered into Salary Continuation Plans with Mr. Wagner. (see Retirement Agreement for Mr. Wagner for additional detail regarding the Salary Continuation Plans)

The Compensation Committee considered qualitative accomplishments in 2012. The Compensation Committee recognized the substantial time and effort expended by management (1) in continuing the successful operations of the Company and maintaining profitability, (2) sustaining corporate performance, and (3) preparing the Company for future success through the effective transition of management succession.

Based on the foregoing, and consistent with the Compensation Committee’s overall compensation philosophy, the Compensation Committee made the following determinations with respect to the Chief Executive Officer’s compensation in 2012: Mr. Wagner’s salary remained at $375,000 for 2012 and he received a restricted stock unit award totaling 6,000 units vesting on three annual dates beginning February 23, 2013. In addition, Mr. Wagner received a restricted stock unit award for 10,656 units to vest 100% on December 31, 2012. This award reflects the final portion of the equity benefits from the 2010 compensation package referred to above.

Conclusion. The Compensation Committee believes that for the 2012 fiscal year, the compensation of Mr. Wagner, as well as for the other Named Executives, was consistent with WBCO’s overall compensation philosophy and the performance of the Company for the year.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
PEO John Wagner	2012	375,000	37,500		223,429	(1)	0	0	157,419	(2)	11,680	(3)	805,028
Wagner	2011	375,000	14,000	(4)	64,700	(5)	0	0	298,814	(6)	27,924	(7)	780,438
Wagner	2010	280,000	0		143,752	(8)	0	0	38,591	(9)	12,837	(3)	475,180

PFO Richard Shields	2012	231,000	23,100		39,840	(10)	0	0	NA		7,841	(11)	301,781
Shields	2011	225,002	7,056	(4)	32,350	(5)	0	0	NA		7,661	(11)	272,069
Shields	2010	176,400	0		44,765	(12)	0	0	NA		23,325	(13)	244,490

CEO Bryan McDonald	2012	231,500	23,150		53,120	(10)	0	0	NA		7,261	(11)	315,031
McDonald	2011	206,000	8,000	(4)	32,350	(5)	0	0	NA		7,091	(11)	253,441
McDonald	2010	168,779	0		31,975	(12)	0	0	NA		5,446	(11)	206,200

CBO George Bowen	2012	190,000	19,000		39,840	(10)	0	0	372	(14)	5,172	(11)	254,384

CCO Daniel Kuenzi	2012	187,500	18,750		39,840	(10)	0	0	NA		6,330	(11)	252,420

(1)

Reflects two awards of restricted stock units. One was granted on 2/23/12 (the Nasdaq market closing price on such date was $13.28, which is the “fair value” of the grant on the grant date), and the second award was granted on 5/24/12 (the Nasdaq market closing price as of such date was $13.49). For information concerning the valuation assumptions used for the FASB ASC 718 fair value awards, see Note (1)(r) and Note (17) of Notes to Consolidated Financial Statements of the Company’s Form 10-K for the year ended December 31, 2012.

(2)

Reflects a payout of benefits under the Salary Continuation Plan of $116,667 plus the participant’s net annual change in value for Comp Plan earnings of $40,752; employee elected not to contribute to the Comp Plan in 2012.

(3)

The amount disclosed represents matching contributions under the Company’s 401(k) Plan; insurance premiums for long-term disability, group term life, and accidental death and dismemberment insurance; and the value associated with the personal use of a Company-owned vehicle.

(4)	A company-wide cash bonus distributed to employees in December 2010 was paid to executives in January 2011.
(5)

Reflects an award of restricted stock units granted on 6/23/11 (the Nasdaq market closing price on such date was $12.94). For information concerning the valuation assumptions used for the FASB ASC 718 fair value awards, see Note (1)(r) and Note (17) of Notes to Consolidated Financial Statements of the Company’s Form 10-K for the year ended December 31, 2012.

(6)	Reflects accrued benefits under the Salary Continuation Plan and the participant’s net annual change in value for Comp Plan earnings; employee elected not to contribute to the Comp Plan in 2011.
(7)

The amount disclosed represents: a $14,424 one-time payout of unused vacation; matching contributions under the Company’s 401(k) Plan; insurance premiums for long-term disability, group term life, and accidental death and dismemberment insurance; and the value associated with the personal use of a Company-owned vehicle.

(8)

Reflects an award of restricted stock units granted on 7/1/10 (the Nasdaq market closing price on such date was $12.77). For information concerning the valuation assumptions used for the FASB ASC 718 fair value awards, see Note (1)(r) and Note (17) of Notes to Consolidated Financial Statements of the Company’s Form 10-K for the year ended December 31, 2012.

(9)

Reflects the participant’s net annual change in value for Comp Plan earnings; employee elected not to contribute in 2010. Pursuant to TARP restrictions, no benefits accrued under the Salary Continuation Plan during 2010.

(10)

Reflects an award of restricted stock units granted on 2/23/12 (the Nasdaq market closing price on such date was $13.28). For information concerning the valuation assumptions used for the FASB ASC 718 fair value awards, see Note (1)(r) and Note (17) of Notes to Consolidated Financial Statements of the Company’s Form 10-K for the year ended December 31, 2012.

(11)	The amount disclosed represents matching contributions under the Company’s 401(k) Plan, together with long-term disability, group term life, and accidental death and dismemberment insurance premiums.
(12)

Reflects an award of restricted stock units granted on 6/30/10 (the Nasdaq market closing price on such date was $12.79) For information concerning the valuation assumptions used for the FASB ASC 718 fair value awards, see Note (1)(r) and Note (17) of Notes to Consolidated Financial Statements of the Company’s Form 10-K for the year ended December 31, 2012.

(13)

The amount disclosed represents retention bonus of $16,667 plus: matching contributions under the Company’s 401(k) Plan, together with long-term disability, group term life, and accidental death and dismemberment insurance premiums.

(14)	Reflects the participant’s net annual change in value for Comp Plan earnings.

Employment Agreements. For the reported periods, the Company had executive employment agreements with Messrs. Bowen, Eng, Kuenzi, McDonald, Shields and Wagner. The agreement with Mr. Wagner does not include a non-compete clause and has no separation or change in control provisions outside of those provided in his Salary Continuation Plan. The agreements for Messrs. Bowen, Eng, Kuenzi, McDonald and Shields provide for the executive to receive a severance benefit in the event of a “change of control” and termination of the executive either by employer without “cause”, or by the executive for “good reason” (all as defined in the agreements). The agreements contain a covenant not to compete for a period of 18 months, whereby the executive agrees to not directly or indirectly be employed by, own, manage, operate, join, or benefit in any way from any business activity that is competitive with the Company’s business. Further, in order to receive the severance benefit, the executive cannot resign from the Company during a change of control period, as defined in the employment agreements. The agreements for all six executives annually renew, with automatic extensions of one year unless written notice of nonrenewal is provided by either party.

Retirement Agreement for Mr. Wagner. In an effort to recognize Mr. Wagner for his contributions in rebuilding the Company after the 2008 terminated merger attempt, the Compensation Committee engaged a consultant and designed a compensation package of retirement benefits and stock awards for Mr. Wagner that complied with TARP restrictions and met the goals of providing Mr. Wagner a retirement benefit and incentives to maintain his focus on rebuilding the Company and positioning it for growth. The Compensation Committee ultimately provided a mix of salary continuation plans, a post-retirement benefit on or after age 69 (in 2012), and restricted stock awards vesting over three years.

The Company and the Bank are each party to a Salary Continuation Plan with Mr. Wagner dated December 10, 2010 (collectively, the “SCP”). The SCP provides for a fixed schedule of retirement benefits to be paid to Mr. Wagner after reaching age 69 (with respect to the Bank), on August 24, 2012, and if he retires on or after age 72, on August 24, 2015 (with respect to the Company). The SCP normal retirement benefit is an initial lump sum of $100,000 plus $50,000 per year (from the Bank) for five years from retirement age, and an additional $25,000 per year for five years from retirement date on or after age 72 from the Company. If Mr. Wagner terminates employment prior to age 72 (i.e., his normal retirement age with respect to the Company), the SCP provides for a lump sum payment of $125,000 (from the Company) in addition to the normal retirement payments from the

Bank, whether or not the termination follows a change of control. If Mr. Wagner dies while receiving payments, his estate will receive the remainder of scheduled payments from both the Bank and the Company. During 2012, Mr. Wagner received the initial lump sum of $100,000 (from the Bank) plus $16,667, the pro rata portion of the annual benefit from the Bank.

The SCP includes limits on benefits if the benefit would be non-deductible as an excess parachute payment under Sections 280G and 4999 of the Internal Revenue Code, as well as provisions to ensure compliance with Section 409A of the Internal Revenue Code and applicable bank regulations related to golden parachute payments.

Other Benefits. The Company maintains a salary savings 401(k) Plan for its employees, including its executive officers. All persons employed by the Company who are at least 21 years of age may elect to contribute a portion of their salary to the 401(k) Plan beginning the first of the month following the employee’s date of hire. Participant employees are eligible to receive Company contributions following completion of at least one year of service and an annual minimum of 1,000 service hours; contributions of up to 6% of salary are matched 50% by the Company, subject to certain specified limits. WBCO contributed approximately $31 thousand in matching funds for the Named Executives to the 401(k) Plan during 2012.

The Company provides the Named Executives benefits generally available to all employees including a group health insurance plan, and vacation and sick-pay benefits.

Grants of Plan-Based Awards

Name	Grant Date (1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
PEO John Wagner	2/23/2012	6,000	0	NA	79,680
	5/24/2012	10,656			143,749

PFO Richard Shields	2/23/2012	3,000	0	NA	39,840

CEO Bryan McDonald	2/23/2012	4,000	0	NA	53,120

CBO George Bowen	2/23/2012	3,000	0	NA	39,840

CCO Daniel Kuenzi	2/23/2012	3,000	0	NA	39,840

(1)	All awards are approved and granted on the same date.
(2)

For information concerning the valuation assumptions used for the FASB ASC 718 fair value awards, see Note (1)(r) and Note (17) of Notes to Consolidated Financial Statements of the Company’s Form 10-K for the year ended December 31, 2012.

Stock Incentive Plan. WBCO shareholders approved the 2005 Stock Incentive Plan (“2005 Plan”), which makes available 833,333 shares of common stock for incentive and nonqualified stock options, or ISOs and NSOs, restricted stock awards and other equity-based awards. The following is a summary of the principal provisions of the 2005 Plan:

Purpose. The purpose of the 2005 Plan is to (1) enhance the long-term profitability and shareholder value by offering equity-based incentive awards to employees, directors, consultants and agents of, and individuals to whom offers of employment have been made by, WBCO and its subsidiaries; (2) attract and retain the best available personnel for positions of responsibility with WBCO and its subsidiaries; and (3) encourage employees and directors to acquire and maintain stock ownership in WBCO.

Shares Subject to Plan. The number of shares available under the 2005 Plan is adjusted for any stock splits, stock dividends, or other changes in the capitalization of the Company. To the extent permitted by applicable law, expired, forfeited, terminated or canceled award shares will become available again for new awards. As of March 1, 2013, there were: 107,845 shares subject to options granted but not exercised, and 157,941 restricted stock units that remain subject to vesting conditions. As of March 1, 2013, shares issued pursuant to grants under the 2005 Plan include: 56,792 shares issued upon exercise of options; 137,306 shares issued upon vesting of restricted stock units; and 20,065 shares issued as restricted stock that have since satisfied the restrictions and are now unrestricted shares.

Limitations. Not more than 25% of the aggregate number of shares available under the Plan may be issued to any participant during any one calendar year. In addition, in the case of ISOs, the aggregate fair market value of all shares becoming exercisable in any one year shall not exceed $100,000.

Types of Awards. Awards may include: stock options, restricted stock awards, restricted stock units, performance shares, performance units, stock appreciation rights or dividend equivalent rights. ISOs are intended to meet all the requirements of an “Incentive Stock Option” as defined in Section 422 of the Internal Revenue Code.

Stock Option Grants. The exercise price for each option granted is determined by the Compensation Committee, and for ISOs will not be less than 100% of the fair market value of WBCO common stock on the date of grant. For purposes of the 2005 Plan, “fair market value” means the closing transaction price of the common stock on the date of grant as reported on the Nasdaq Global Select Market System. NSOs are also issued at fair market value on the date of grant.

The term of options are fixed by the Compensation Committee. No ISO can be exercisable after 10 years from the date of the grant. Each option is exercisable pursuant to a vesting schedule determined by the Compensation Committee.

Amendment and Termination. The Plan expires ten years after its effective date, provided that any outstanding awards at that time will continue for the duration of the award. The Board may terminate the 2005 Plan at any time. The Board may amend the Plan at any time, except that shareholder approval is required to (i) increase the number of shares of common stock subject to the Plan, (ii) increase the type of eligible participants, or (iii) make any amendment that would require shareholder approval under any applicable law or regulation.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by the Named Executives as of December 31, 2012.

Name	Option Awards				Stock Awards
	Number of Securities underlying unexercised Options (#)	Number of Securities underlying unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (1)
	Exercisable	Unexercisable
PEO John Wagner	12,000	0	9.11	6/26/18	6,000	81,720
	2,627	0	15.98	4/26/17	3,334	45,409
	496	0	14.60	4/17/16

PFO Richard Shields	14,500	0	9.11	6/26/18	3,000	40,860
	2,627	0	15.98	4/26/17	2,834	38,599
	496	0	14.60	4/17/16

CEO Bryan McDonald	5,000	0	9.11	6/26/18	4,000	54,480
	1,194	0	15.98	4/26/17	2,501	34,064

CBO George Bowen	0	0	NA	NA	3,000	40,860
					667	9,085

CCO Daniel Kuenzi	2,000	0	9.11	6/26/18	3,000	40,860
	717	0	15.98	4/26/17	667	9,085
	1,000	0	15.77	1/25/17

(1)	Market value on 12/31/12 using closing price of $13.62.

Option Exercises and Stock Vested. The following table summarizes the realized value of option exercises and restricted stock vested during 2012 held by the Named Executives:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
	(#)	($)	(#)		($)
PEO John Wagner	0	NA	20,209		275,436
PFO Richard Shields	0	NA	2,176		30,226
CEO Bryan McDonald	0	NA	1,746		24,022
CBO George Bowen	0	NA	333		4,652
CCO Daniel Kuenzi	0	NA	265	(1)	5,298	(1)

(1)	116 Shares were surrendered to fulfill the tax obligation at vesting. Value realized is for 381 vested shares.

Non-qualified Deferred Compensation. The following table summarizes contributions and earnings in the Comp Plan by the Named Executives as of December 31, 2012:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY (1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
PEO John Wagner	0	0	40,752	0	360,265
PFO Richard Shields	0	NA	NA	NA	NA
CEO Bryan McDonald	0	NA	NA	NA	NA
CBO George Bowen	11,780	0	372	0	12,152
CCO Daniel Kuenzi	0	NA	NA	NA	NA

(1)	Reflects the participant’s net annual change in value for Comp Plan earnings. Also reported on Summary Compensation Table.

Potential Payments on Termination or Change in Control. The section below describes the payments that may be made to Named Executives upon Separation, as defined below, pursuant to individual agreements, or in connection with a Change in Control.

Executive Severance and Employment Agreements. The Company is party to executive employment agreements with Messrs. Bowen, Eng, Kuenzi, McDonald, Shields and Wagner. Mr. Wagner’s employment agreement does not provide for severance benefits outside of those specified in his Salary Continuation Plan. The SCP provides that if Mr. Wagner is terminated following a change of control and prior to reaching age 72, he would be entitled to the remaining payments as scheduled from the Bank plus a lump sum payment of $125,000 from the Company.

The employment agreements for Messrs. Bowen, Eng, Kuenzi, McDonald and Shields provide for a severance benefit to be paid in the event of a Change of Control and termination of the executive either by employer without Cause, or by the executive for Good Reason (all as defined in the agreements). The agreements provide that the executive would receive a severance benefit in an amount equal to two times the amount of his highest base salary over the prior three years plus two times the amount of the annual bonus last paid, or two times the average bonus paid over the prior three years, whichever is greater.

The provisions of the executive employment agreements are triggered by a “change of control,” which means a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company, as such terms are defined and used in Section 280G of the Internal Revenue Code.

Termination Due to Disability or Upon Death. If the Company terminates Messrs. Bowen, Eng, Kuenzi, McDonald or Shields, on account of any mental or physical disability that prevents him from discharging his duties under his employment agreement, he is entitled to all base salary earned and reimbursement for expenses incurred through the termination date, plus a pro rata portion of any annual bonus for the year of termination. If Mr. Wagner is terminated for disability reasons prior to reaching age 72, the SCP provides that he would be entitled to the remaining payments as scheduled from the Bank plus a lump sum payment of $125,000 from the Company.

In case of the death of Messrs. Bowen, Eng, Kuenzi, McDonald or Shields, the Company is obligated to pay to his surviving spouse, or if there is none, to his estate that portion of his base salary that would otherwise have been paid to him for the month in which his death occurred, and any amounts due him pursuant to any deferred compensation plan, and any other death, insurance, employee benefit plan or stock benefit plan provided to him by the Company. If Mr. Wagner dies while employed and receiving benefits under the SCP, his estate is entitled to receive the remaining payments as scheduled from the Bank and $25,000 per year for five years from the Company, in addition to any amounts due him pursuant to a deferred compensation plan, and any other death, insurance, employee benefit plan or stock benefit plan provided to him by the Company.

The table below estimates amounts payable upon a separation as if the Named Executive separated from service on December 31, 2012, using the closing share price of WBCO common stock of $13.62 as of 12/31/12:

Name	Before Change in Control Termination w/o Cause or for Good Reason ($)		After Change in Control Termination ($)		Death ($)		Disability ($)
PEO John Wagner	737,580	(1)	864,709	(1)(2)	1,147,580	(3)	747,580	(4)
PFO Richard Shields	518,393	(5)	597,852	(5)(6)	550,000	(7)	10,000	(8)
CEO Bryan McDonald	534,489	(5)	623,033	(5)(9)	450,000	(10)	10,000	(8)
CBO George Bowen	442,341	(11)	492,286	(11)(12)	400,000	(13)	9,500	(8)
CCO Daniel Kuenzi	451,997	(14)	501,942	(12)(14)	400,000	(13)	12,308	(15)

(1)	Includes: deferred compensation balance of $360,265; Salary Continuation Plan benefit of $358,334; and accrued vacation.
(2)	Includes the value of accelerated vesting of 9,334 shares of restricted stock.
(3)	Includes: deferred compensation balance of $360,265; life insurance benefit of $260,000; BOLI survivor benefit of $150,000; Salary Continuation Plan benefit of $358,334; and accrued vacation.
(4)

Includes: deferred compensation balance of $360,265; Salary Continuation Plan benefit of $358,334; accrued vacation; and $10,000 reflecting the first payment of a monthly benefit paid to the individual by a fully-insured policy while the individual remains disabled but for a maximum of 12 months.

(5)	Includes salary and non-equity incentive plan payouts, and premiums for health and dental insurance for 18 months.
(6)	Includes the value of accelerated vesting of 5,834 shares of restricted stock.
(7)	Includes life insurance benefit of $400,000 and BOLI survivor benefit of $150,000.
(8)	The first payment of a monthly benefit paid to the individual by a fully-insured policy while the individual remains disabled up to age 65.
(9)	Includes the value of accelerated vesting of 6,501 shares of restricted stock.
(10)	Includes life insurance benefit of $400,000 and BOLI survivor benefit of $50,000.
(11)	Includes salary and non-equity incentive plan payouts; premiums for health and dental insurance for 18 months; and deferred compensation balance of $12,152.
(12)	Includes the value of accelerated vesting of 3,667 shares of restricted stock.
(13)	Life insurance benefit.
(14)	Includes salary and non-equity incentive plan payouts; premiums for health and dental insurance for 18 months; and accrued vacation.
(15)	Includes accrued vacation, plus $10,000 reflecting the first payment of a monthly benefit paid to the individual by a fully-insured policy while the individual remains disabled up to age 65.

Director Compensation

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)	Total ($)
Rhoda Altom (1)	2012	NA	NA		NA	NA	NA		NA	NA
Mark Crawford (2)	2012	26,750	26,560	(6)	0	0	NA		0	53,310
Deborah Gavin (1)	2012	NA	NA		NA	NA	NA		NA	NA
Jay Lien (3)	2012	29,750	26,560	(6)	0	0	NA		0	56,310
Gragg Miller (4)	2012	33,750	26,560	(6)	0	0	NA		0	60,310
Anthony Pickering (3)	2012	42,500	26,560	(6)	0	0	NA		0	69,060
Robert Severns (5)	2012	29,750	26,560	(6)	0	0	1,351	(7)	0	57,661
Edward Wallgren (3)	2012	24,750	26,560	(6)	0	0	5,680	(7)	0	56,990

(1)	There was no compensation earned by Directors Altom and Gavin during 2012; they joined the Board in 2013.
(2)	As of 12/31/12, the aggregate number of stock awards outstanding was 2,000; and zero stock options outstanding.
(3)	As of 12/31/12, the aggregate number of stock awards outstanding was 3,834; the aggregate number of stock options outstanding was 2,925.
(4)	As of 12/31/12, the aggregate number of stock awards outstanding was 3,834; and zero stock options outstanding.
(5)	As of 12/31/12, the aggregate number of stock awards outstanding was 3,334; and zero stock options outstanding.
(6)	The value as of the grant date of a Restricted Stock Unit award for 2,000 units granted February 23, 2012 based on the Nasdaq closing price of $13.28 on February 23, 2012.
(7)	Reflects the participant’s net annual change in value for Comp Plan contributions.

During 2012, the Company’s non-officer, non-chairman directors received a monthly retainer of $1,250 plus $750 for each monthly board meeting attended, and $500 for each special board meeting attended. The Audit Committee Chairman, the Compensation Committee Chairman, the Corporate Governance/ Nominating Committee Chairman, and the named Audit Committee Financial Expert each received an additional $250 per month. Excluding the Chairman of the Board, non-officer directors received $500 for each committee meeting attended for which they were a member. The Chairman of the Board received a monthly retainer of $1,250 plus $1,250 for each monthly board meeting attended and an additional $1,250 per month, but did not receive committee meeting fees. Mr. Wagner is the only officer-director who served during 2012 and he is a director of both the Company and the Bank. Mr. McDonald was elected as an officer-director to the Bank board beginning January 1, 2012, but is not a director of the Company. The officer-directors do not receive fees for service as a director. While it is recommended that directors are also shareholders of WBCO stock, there is no requirement that a director must have an equity ownership position in the Company.

Since 1993, the Company has used shareholder-approved stock award plans that allow for stock options and awards to be granted to directors, as well as officers and key employees. On February 23, 2012, non-officer directors were each granted a restricted stock unit award of 2,000 units (each unit represents one share) of WBCO stock and the value was reported as part of their compensation for 2012. As of March 1, 2013, stock awards representing 15,000 shares had been granted to directors in 2013.

Equity Compensation Plan Information. The following table summarizes the number of shares subject to exercise and the number available for future issuance as of March 1, 2013:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders (1)	107,845	$11.58	353,384
Equity compensation plans not approved by security holders	—	—	—
Total	107,845	$11.58	353,384

(1)

As of March 1, 2013 and in addition to stock options, there were 157,941 restricted stock units awarded (each unit represents one share), which are subject to issuance upon vesting of the awards. Of the 157,941 currently outstanding RSU awards, 20,768 are scheduled to vest during the remainder of 2013.

COMMITTEE REPORTS

The following reports of the Audit Committee and Compensation Committee are furnished, not filed, pursuant to the rules of the Securities and Exchange Commission and NASDAQ listing standards. These reports shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended or the Exchange Act, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such acts.

Report of the Audit Committee. The following report of the Audit Committee is made pursuant to SEC rules and the Company’s Audit Committee Charter. In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent auditors the independent auditors’ independence.

As outlined in the Company’s Audit Committee Charter, the Audit Committee’s job is one of oversight. Management is responsible for the preparation of the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee and the Board recognize that management, the internal audit staff and the independent auditors have more resources, time, detailed knowledge and information regarding the Company’s accounting, auditing, internal control and financial reporting practices than the Audit Committee does. Accordingly, the Audit Committee’s oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2012 be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

Respectfully submitted by:

Audit Committee:

Gragg E. Miller, Chairman

Rhoda L. Altom

Mark D. Crawford

Deborah J. Gavin

Anthony B. Pickering

Edward J. Wallgren

Compensation Committee Report. The Compensation Committee certifies that:

1. It has reviewed with senior risk officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

2. It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

3. It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.

The Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2012.

Respectfully submitted by

Compensation Committee:

Robert T. Severns, Chairman

Mark D. Crawford

Deborah J. Gavin

Jay T. Lien

Anthony B. Pickering

Edward J. Wallgren

INTEREST OF DIRECTORS AND MANAGEMENT IN CERTAIN TRANSACTIONS

During 2012, certain directors and executive officers of WBCO and the Bank, and their associates, were customers of the Bank, and it is anticipated that such individuals will be customers of the Bank in the future. Insider “related interests” are disclosed through annual questionnaires and reported in compliance with applicable federal and state laws, and banking regulations. Pursuant to written Company policies and procedures, insider transactions are promptly and fully disclosed to the Board by senior management in conjunction with the Bank’s compliance department. There is a formal review and approval process for loans extended by the Bank to related persons. WBCO does not extend credit to any officers or directors. However, many of our directors and officers, their immediate family members and affiliated businesses, borrow from and have deposits with the Bank. All transactions, including loans, between the Bank and its officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unrelated persons. The aggregate outstanding amount of loans to directors and officers and their related parties was approximately $2.4 million on December 31, 2012, which represented approximately 1.3% of our consolidated shareholders’ equity at that date. Loans by the Bank to directors and designated executive officers are governed by Regulation O, 12 CFR Part 215. All of our Named Executives are designated as executive officers of the Bank under Regulation O.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Moss Adams LLP (“Moss Adams”) was engaged by WBCO as its independent accountants for the year ended December 31, 2012. WBCO has selected the firm of Moss Adams as its independent accountants for the year ending December 31, 2013. A representative of Moss Adams is expected to be present at the Annual Meeting to make a statement, if desired, and to be available to respond to appropriate questions.

Fees Billed By Moss Adams During 2012

Audit and Non-audit Fees. The following table presents fees for professional audit services rendered by Moss Adams for the audit of the Company’s annual financial statements for 2012 and 2011, and fees billed for other services rendered by Moss Adams.

	2012	2011
Audit fees (1):	$314,000	$315,000
Audit related fees (2):	31,000	30,000
Tax fees:	0	0
All other fees:	0	0
TOTAL	$345,000	$345,000

(1)

Includes fees for audit of the Company’s annual consolidated financial statements; reviews of the Company’s quarterly consolidated financial statements; and audit of internal controls over financial reporting.

(2)	Includes fees for audit of the Company’s 401(k) plan and HUD audit.

The Company’s Audit Committee charter contains the Company’s policy on pre-approval of all non-audit services permitted under Commission rules that may be provided to the Company by the independent auditors. The Company requires that all non-audit services rendered to the Company by Moss Adams be approved by the Audit Committee. The Audit Committee pre-approves, on a quarterly basis, the provision of certain permissible tax services and services related to compliance with the Sarbanes Oxley Act of 2002 up to a designated dollar amount per quarter. All other proposals for non-audit services are submitted to the Audit Committee for prior approval. In all cases, the Audit Committee considers whether the provision of such services would impair the independence of the Company’s auditors.

CODE OF ETHICS

The Company has adopted a Code of Conduct which contains a Code of Ethics that is applicable to the Chief Executive Officer, Chief Financial Officer and all other persons performing similar functions. The Company’s Code of Conduct is available on the Company’s website at www.wibank.com and is also available free of charge by writing to Washington Banking Company, Investor Relations, PO Box 7001, Oak Harbor, WA 98277. We require all employees to adhere to the Code of Conduct in addressing legal and ethical issues that they encounter. The Code requires employees to avoid conflicts of interest, comply with all laws and regulations, and conduct business in an honest and ethical manner. Our employees may report confidential and anonymous complaints to an “ethics hotline” by calling a toll-free phone number maintained by an independent vendor.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

A shareholder proposing to transact business at WBCO’s 2014 Annual Meeting of Shareholders must provide notice of such proposal to the Corporate Secretary of WBCO no later than November 30, 2013 for the shareholder proposal to be considered for inclusion in WBCO’s proxy statement and form of proxy relating to its 2014 Annual Meeting of Shareholders.

If WBCO receives notice of a shareholder proposal after February 16, 2014, the persons named as proxies in the form of proxy will have discretionary authority to vote on such shareholder proposal.

In addition, shareholders seeking to include proposals in the proxy materials for the 2014 Annual Meeting of Shareholders must comply with all applicable regulations, including Rule 14a-8 under the Exchange Act.

ANNUAL REPORT

The Company’s Annual Report, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC, accompanies this proxy statement. Additional copies will be furnished to shareholders upon written request to Washington Banking Company, Investor Relations, 450 SW Bayshore Drive, PO Box 7001, Oak Harbor, WA 98277.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If other matters should properly come before the Annual Meeting, it is the intention of the persons appointed in the Proxy to vote the shares represented by the Proxy in accordance with recommendations of management on such matters.

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, AND ARE THE RECORD HOLDER OF YOUR SHARES (OR HOLD A “LEGAL PROXY” FROM YOUR BROKER) YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY FOLLOWING THE INSTRUCTIONS SET FORTH UNDER “SOLICITATION, VOTING AND REVOCABILITY OF PROXIES.”

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote “FOR” the election of all directors and “FOR” Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Rhoda L. Altorn	☐	☐	02 - Mark D. Crawford	☐	☐	03 - Deborah J. Gavin	☐	☐
04 - Jay T. Lien	☐	☐	05 - Gragg E. Miller	☐	☐	06 - Anthony B. Pickering	☐	☐
07 - Robert T. Severns	☐	☐	08 - John L. Wagner	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	NON-BINDING ADVISORY “SAY-ON-PAY” VOTE ON EXECUTIVE COMPENSATION. Advisory resolution to approve the compensation of named executive officers as disclosed in the proxy statement.	☐	☐	☐	3.	NON-BINDING RATIFICATION OF AUDITOR APPOINTMENT. To ratify the Audit Committee’s appointment of Moss Adams LLP as the Company’s independent registered public accountant for the fiscal year ending December 31, 2013.	☐	☐	☐

	OTHER MATTERS. The Board of Directors knows of no other matters to be brought before the Annual Meeting. If other matters should properly come before the Annual Meeting, it is the intention of the persons appointed in the Proxy to vote the shares represented by the Proxy in accordance with recommendations of management.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as name appears above. Joint owners each should sign. Fiduciaries should add their signature. Corporations should sign in full corporate name by an authorized officer. Partnerships should sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢	1 U P X 1 5 9 9 1 3 2	+

                        01LY4A

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Washington Banking Company

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WASHINGTON BANKING COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 2, 2013.

The undersigned shareholder of WASHINGTON BANKING COMPANY (“WBCO”) hereby appoints Anthony B. Pickering and Edward J. Wallgren, or either of them acting in the absence of the other, with full power of substitution, my true and lawful attorneys and proxies for me in my place and stead to act and vote all the common stock of WBCO standing in my name and on its books on March 1, 2013, at the Annual Meeting of Shareholders to be held at the Best Western Harbor Plaza, 33175 State Route 20, Oak Harbor, Washington on May 2, 2013, at 3:00 p.m., and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present.

This proxy is solicited by the management of WBCO. This proxy, when properly executed, will be voted as directed. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTORS AND “FOR” PROPOSALS 2 AND 3. Proxies may vote in their discretion as to such other matters as may properly come before the meeting.